--------------------------------------------------------------------------------
SEC 1745 (6-01) POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                                microHelix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    59507X101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[X]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59507X101..................


________________________________________________________________________________

   1. Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

  .Richard G. Sass..............................................................
________________________________________________________________________________

   2. Check the Appropriate Box if a Member of a Group (See Instructions) Not applicable

    (a).........................................................................

    (b).........................................................................
________________________________________________________________________________

  3.  SEC Use Only..............................................................
________________________________________________________________________________

  4.  Citizenship or Place of Organization...Oregon.............................
________________________________________________________________________________

               5.     Sole Voting Power..........1,939,349......................

               _________________________________________________________________
Number of
Shares         6.     Shared Voting Power...........-0-.........................
Beneficially   _________________________________________________________________
Owned by
Each           7.     Sole Dispositive Power.......1,939,349....................
Reporting      _________________________________________________________________
Person
With           8.     Shared Dispositive Power......-0-.........................
________________________________________________________________________________

  9.  Aggregate Amount Beneficially Owned by Each Reporting Person...1,939,349..
________________________________________________________________________________

  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions).............................................................
________________________________________________________________________________

  11. Percent of Class Represented by Amount in Row (9)......41%................
________________________________________________________________________________

  12. Type of Reporting Person (See Instructions):  IN
________________________________________________________________________________
.................................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................
________________________________________________________________________________

                                  SCHEDULE 13G

ITEM 1.

(a) NAME OF ISSUER:  microHelix, Inc.
(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 16125 SW 72nd Avenue; Portland, Oregon 97224

ITEM 2.

(a) NAME OF PERSON FILING:  Richard G. Sass
(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 16125 SW 72nd Avenue; Portland, Oregon 97224
(c) CITIZENSHIP:  United States of America
(d) TITLE OF CLASS OF SECURITIES:  Common  Stock
(e) CUSIP NUMBER: 59507X101

ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR
(c) CHECK WHETHER THE PERSON FILING IS A: NOT APPLICABLE

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
    78c);
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g) [ ] Aparent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal
    Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded form the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

(a) AMOUNT BENEFICIALLY OWNED:  1,939,349
(b) PERCENT OF CLASS:  41%
(c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
    (i)    Sole power to vote or to direct the vote:  1,939,349
    (ii)   Shared power to vote or to direct the vote:  0

    (iii)  Sole power to dispose or to direct the disposition of:  1,939,349
    (iv)   Shared power to dispose or to direct the disposition:  0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

Not applicable.


SIGNATURE.

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                      FEBRUARY 13, 2002
                                      -----------------------------------
                                      DATE

                                      /s/ Jane K. Conner
                                      -----------------------------------
                                      SIGNATURE

                                      JANE K. CONNER, ATTORNEY IN FACT
                                      -----------------------------------
                                      NAME/TITLE